                                                             Exhibit 99.1

                                  NEWS RELEASE

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15301 W. 109TH Street, Lenexa, KS  66219  Phone: 913-647-0158 Fax:  913-647-0132

        investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
                  (913) 647-0158, Phone
                  (913) 647-0132, Fax
                  investorrelations@elecsyscorp.com

ELECSYS CORPORATION ANNOUNCES PREPAYMENT OF DEBT

Lenexa, Kansas (September 16, 2004) - Elecsys Corporation (AMEX: ASY) today announced that DCI, Inc., the Company's wholly owned subsidiary, has satisfied its obligations under the convertible subordinated debentures held by the former owners of DCI. The $405,625 due under the convertible debentures and the associated interest were paid in a combination of Elecsys Corporation common stock and cash. The holders of the debentures elected to convert approximately
60% of the principal value of the notes into 127,420 shares of Elecsys common stock at a conversion price of $1.93 per share. The remaining amount of the notes and interest, $164,887, was paid from available cash and did not require the Company to draw on its line of credit.

Elecsys Corporation, through its wholly owned subsidiary DCI, Inc., is a designer, manufacturer, and integrator of custom electronic interface solutions for original equipment manufacturers ("OEMs") in the medical, aerospace, communications, and industrial product industries. The Company has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies such as custom liquid crystal displays, light emitting diode displays, and keypads with circuit boards and other electronic components. The Company becomes an extension of the OEM's organization by providing key expertise that enables rapid development and manufacture of electronic products from product conception through volume production. For more information, visit our websites at www.elecsyscorp.com and
www.dciincorporated.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2004. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.